EXHIBIT 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer	PR06-125
(806) 677-1422
www.gohastings.com
Hastings Entertainment, Inc. Reports Net Income of $0.61 per Diluted Share
for 4Q 2005 Compared to $0.40 per Diluted Share for 4Q 2004
Announces New Stock Repurchase Program
AMARILLO, Texas, March 27, 2006—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months and fiscal year ended January 31, 2006. Net income for the fourth quarter of fiscal 2005 was approximately $7.0 million, or $0.61 per diluted share, compared to approximately $4.8 million, or $0.40 per diluted share for the fourth quarter of fiscal 2004. Net income was approximately $5.7 million, or $0.49 per diluted share in fiscal 2005 compared to net income of approximately $5.8 million, or $0.49 per diluted share for fiscal 2004.
“We were pleased with our operating results in the fourth quarter,” said John Marmaduke, Chairman and Chief Executive Officer. “In spite of the continued weakness in the music and in-store video rental industries, we were able to increase our pre-tax earnings by $4.1 million, or 50%. Continued improvement in merchandise margin rates along with improved cost controls in our distribution, return center, and store operations significantly increased our bottom line. We expect to continue to reduce costs and with new merchandising and branding initiatives, we are projecting an increase in comparable sales for fiscal 2006. Consequently, we fully expect to significantly improve net earnings in the upcoming year.”
Financial Results for the Fourth Quarter of Fiscal Year 2005
Revenues. Total revenues for the fourth quarter decreased $1.6 million, or 0.9%, to $171.5 million compared to $173.1 million for the fourth quarter of fiscal 2004. The following is a summary of our revenue results (dollars in thousands):

	Three Months Ended January 31,
	2006		2005		Increase/(Decrease)
		Percent		Percent
	Revenues	of Total	Revenues	of Total	Dollar	Percent
Merchandise revenue	$145,808	85.0%	$145,841	84.3%	$(33)	0.0%
Rental revenue	25,686	15.0%	27,247	15.7%	(1,561)	-5.7%

Total revenues	$171,494	100.0%	$173,088	100.0%	$(1,594)	-0.9%

Comparable-store revenues:
Total	-0.6%
Merchandise	0.1%
Rental	-4.2%

Below is a summary of the Comp results for those categories:

	Three Months Ended January 31,
	2006	2005
Music	-2.4%	-1.7%
Books	3.1%	-1.2%
Video for sale	5.0%	7.6%
Video games	-2.3%	43.3%
Sidelines	-0.9%	22.6%
Music Comps decreased 2.4%, which was primarily attributable to fewer new CD sales from premier artists, offset partially by increased sales of music hardware, including iPods and other MP3 players. Book Comps increased 3.1% as a result of increased sales of used books, which we have been testing in fourteen stores as a strategic focus. Despite declining VHS sales, video for sale Comps increased 5.0% due to increased sales of DVDs and DVD box sets. VHS sales currently account for less than 2% of the Company’s video sales dollars. Video game Comps decreased 2.3% due to decreased sales of XBOX games, compared to the strong titles in the same quarter of the prior year such as “Halo 2.” Although sales of action figures increased, Sidelines Comps decreased 0.9%, primarily due to decreased sales of board games and t-shirts.
Rental video Comps decreased 4.2% from the same period last year reflecting continued in-store rental weakness industry-wide.
Gross Profit. For the fourth quarter, total gross profit dollars increased approximately $4.3 million, or 7.9%, to $59.0 million from $54.7 million for the same period last year, primarily as a result improved merchandise margin rates along with reduced merchandise shrinkage. As a percentage of total revenues, gross profit increased to 34.4% for the quarter compared to 31.6% for the same quarter in the prior year.
Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $0.2 million to $46.1 million for the current quarter compared to $45.9 million for the same quarter in the prior year. As a percentage of total revenues, SG&A increased to 26.9% for the current quarter compared to 26.5% for the same quarter in the prior year.

Financial Results for the Full Fiscal Year Ended January 31, 2006
Revenues. Total revenues for fiscal 2005 decreased $4.1 million, or 0.8%, to $537.9 million compared to $542.0 million for the same period in the prior year. The following is a summary of our revenue results (dollars in thousands):

	Twelve Months Ended January 31,
	2006		2005		Increase/(Decrease)
		Percent		Percent
	Revenues	of Total	Revenues	of Total	Dollar	Percent
Merchandise revenue	$444,291	82.6%	$440,596	81.3%	$3,695	0.8%
Rental revenue	93,640	17.4%	101,420	18.7%	(7,780)	-7.7%

Total revenues	$537,931	100.0%	$542,016	100.0%	$(4,085)	-0.8%

Comparable-store revenues:
Total	-1.4%
Merchandise	0.1%
Rental	-7.5%
Below is a summary of the Comp results for our merchandise categories:

	Twelve Months Ended January 31,
	2006	2005
Music	-1.8%	1.8%
Books	-0.2%	1.5%
Video for sale	1.9%	15.4%
Video games	5.2%	29.6%
Sidelines	5.2%	9.8%
Music Comps decreased 1.8%, primarily due to fewer new CD sales from premier artists, fewer cassette sales, and fewer sales of used CDs. These declines were offset partially by increased sales of music hardware, including iPods and other MP3 players. Book Comps fell 0.2% as a result of a slight decrease in the sales of new releases. Video for sale Comps rose 1.9% due to increased sales of DVDs, partially offset by declining sales of VHS. Video game Comps rose 5.2% on increased sales of new and used hardware. Our Sidelines Comp increase of 5.2% was headlined by increases in sales of t-shirts and action figures.
Rental video Comps decreased 7.5% from the same period last year reflecting continued in-store rental weakness industry-wide.
Gross Profit. For the twelve months ended January 31, 2006, total gross profit dollars increased approximately $6.0 million, or 3.3%, to $189.1 million from $183.1 million for the same period last year, primarily as a result of improved merchandise margin rates, increased efficiencies in our Distribution Center, and lower costs associated with merchandise shrinkage and returned product. As a percentage of total revenues, gross profit increased to 35.2% for the twelve month period compared to 33.8% for the same period in the prior year.

Selling, General and Administrative expenses (“SG&A”). SG&A increased approximately $5.4 million to $176.7 million for the twelve-month period ended January 31, 2006, compared to $171.3 million for the same period in the prior year, due to $1.1 million in additional advertising, $0.7 million in costs associated with the documentation of controls and procedures related to the pending adoption of Section 404 of the Sarbanes-Oxley Act, severance payouts of approximately $0.5 million, and additional costs associated with the operation of a greater number of new, expanded and relocated superstores. As a percentage of total revenues, SG&A increased to 32.8% for the twelve months ended January 31, 2006, compared to 31.6% for the twelve months ended January 31, 2005.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. On April 4, 2005, the Board of Directors approved an increase of $2.5 million to the program. During the fourth quarter of fiscal year 2005, we purchased a total of 84,100 shares of common stock at a cost of approximately $452,716, or $5.38 per share. As of January 31, 2006, a total of 1,281,463 shares had been purchased under the program at a cost of approximately $6.7 million, for an average cost of approximately $5.23 per share.
On March 15, 2006, the Company’s Board of Directors authorized a stock repurchase program in the amount of $5.0 million. At current market price, this stock buyback will approximate 8.5% of the Company’s outstanding common stock. Under the program, the Company will repurchase common stock in the open market from time to time at current prices at the time of purchase.
“We believe that our current stock price does not reflect our long-term value and that this repurchase program is in the best interest of our shareholders,” said Chairman and Chief Executive Officer, John H. Marmaduke.
Store Activity
Since November 21, 2005, which was the date we last reported superstore activity, we have had additional superstore activity as follows:

			Selling Square
Community	Type	Population	Footage	Date Opened
Lake Havasu City, AZ	Relocation	41,938	22,600	11/4/2005
Waxahachie, TX	Relocation	21,426	20,423	11/11/2005
Longview, TX	Expansion	73,344	22,699	11/18/2005
Lawton, OK	Expansion	92,757	22,331	11/22/2005

Fiscal Year 2006 Guidance

Year Ending January 31, 2007:
Comparable store revenue:
Merchandise	low single digit increase
Rental	low single digit increase
Net income	$6.8 to $7.4 million
Net income per diluted share	$0.58 to $0.63
Weighted average diluted shares outstanding	11,700,000
New stores	2
Average cost per new store (1)	$1,300,000
Expanded/relocated stores	12
Average cost per expanded/relocated stores (1)	$800,000
Remodels to accommodate used book initiatives	23
Average cost per remodel (1)	$200,000

(1)	Total cost to open a new store, including inventory, net of payables. Total cost of expanded/relocated stores includes incremental inventory, net of payables. Total cost of remodels to accommodate used book initiatives includes incremental inventory, net of payables.
Safe Harbor Statement
Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2006, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our Web site contains press releases, a link to request financial and other literature and access to filings with the Securities and Exchange Commission, which include officer certifications filed as exhibits to interim and annual filings.

Consolidated Balance Sheets
(Dollars in thousands)

	January 31,	January 31,
	2006	2005
	(unaudited)

Assets
Current assets
Cash	$3,617	$6,726
Merchandise inventory	165,049	155,452
Deferred income taxes, current	4,234	3,198
Other current assets	7,016	6,945

Total current assets	179,916	172,321

Property and equipment, net	72,619	78,112
Deferred income taxes, non-current	1,492	308
Intangible assets, net	454	542
Other assets	180	16

Total assets	$254,661	$251,299

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities on capital lease obligations	$94	$243
Trade accounts payable	88,991	86,082
Accrued expenses & other current liabilities	38,323	33,592

Total current liabilities	127,408	119,917

Long-term debt, excluding current maturities	28,057	36,786
Deferred income taxes	—	—
Other liabilities	4,503	4,822

Shareholders’ equity
Preferred stock	—	—
Common stock	119	119
Additional paid-in capital	36,076	36,382
Retained earnings	61,466	55,771
Other comprehensive income	141	—
Treasury stock, at cost	(3,109)	(2,498)

Total shareholders’ equity	94,693	89,774

Total liabilities and shareholders’ equity	$254,661	$251,299

Consolidated Statements of Operations
(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	January 31,		January 31,
	2006	2005	2006	2005
	(unaudited)	(unaudited)	(unaudited)

Merchandise revenue	$145,808	$145,841	$444,291	$440,596
Rental revenue	25,686	27,247	93,640	101,420

Total revenues	171,494	173,088	537,931	542,016

Merchandise cost of revenue	103,870	108,908	314,328	322,632
Rental cost of revenue	8,667	9,484	34,458	36,266

Total cost of revenues	112,537	118,392	348,786	358,898

Gross profit	58,957	54,696	189,145	183,118

Selling, general and administrative expenses	46,114	45,913	176,684	171,293
Pre-opening expenses	—	49	92	409

Operating income	12,843	8,734	12,369	11,416

Other income (expense):
Interest expense	(696)	(565)	(2,616)	(1,918)
Other, net	190	61	399	293

Income before income taxes	12,337	8,230	10,152	9,791

Income tax expense	5,336	3,393	4,457	3,982

Net income	$7,001	$4,837	$5,695	$5,809

Basic income per share	$0.61	$0.42	$0.50	$0.51

Diluted income per share	$0.61	$0.40	$0.49	$0.49

Weighted-average common shares outstanding:
Basic	11,405	11,445	11,421	11,411
Dilutive effect of stock options	148	563	249	531

Diluted	11,553	12,008	11,670	11,942

Balance Sheet and Other Ratios (A)
(Dollars in thousands, except per share amounts)

	January 31,	January 31,
	2006	2005
Merchandise inventories, net	$165,049	$155,452
Inventory turns, trailing 12 months (B)	1.81	1.82

Long-term debt	$28,057	$36,786
Long-term debt to total capitalization (C)	22.9%	29.1%

Book value (D)	$94,693	$89,774
Book value per share (E)	$8.11	$7.52

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2006	2005	2006	2005
Comparable-store revenues (F):
Total	-0.6%	4.2%	-1.4%	5.0%
Merchandise	0.1%	6.6%	0.1%	7.5%
Rental	-4.2%	-6.4%	-7.5%	-4.5%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding as of period end.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are not included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.
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